Exhibit 23.1

2929 Allen Parkway, 20th Floor
Houston, TX 77019
Phone 713-561-6500
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Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PostRock Energy Corporation (“PostRock”) of our report dated March 12, 2013 with respect to the consolidated financial statements of PostRock as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2012 and 2011, and for the period from March 6, 2010 to December 31, 2010 and of the Predecessors for the period from January 1, 2010 to March 5, 2010, which appears in PostRock’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ UHY LLP

Houston, Texas

May 10, 2013

A member of UHY International, a network of independent accounting and consulting firms